Exhibit 99.1

Pro Forma Condensed Consolidated Financial Statements (Unaudited)

On June 1, 2015, TravelCenters of America LLC and three of its subsidiaries, which we refer to collectively as we, our, us, or TA, entered into a Transaction Agreement with our principal landlord, Hospitality Properties Trust, and four of its subsidiaries, which we refer to collectively as HPT, as disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 5, 2015. The transactions contemplated by the Transaction Agreement, include (i) the amendment and restatement of our lease with HPT for 144 properties, which we refer to as the Prior Lease, (ii) the sale of properties and other assets to, and our lease back of those properties and assets from, HPT and (iii) the purchase of properties from HPT.

On June 9, 2015, June 16, 2015, and June 23, 2015, we completed certain of the transactions contemplated by the Transaction Agreement as summarized below:

•                  On June 9, 2015, the Prior Lease was amended and restated into four new leases, which we refer to collectively as the Leases. The initial terms for the Leases end on December 31, 2026, 2028, 2029 and 2030, respectively. Each of the Leases grants us two renewal options of fifteen years each.

•                  On June 9, 2015, HPT purchased from us, for $183.4 million, 10 travel centers we owned and certain assets we owned at eight properties we leased from HPT under the Prior Lease. HPT leased back these properties to us under the Leases. Our annual rent increased by $15.8 million as a result of the sale and lease back of properties completed on June 9, 2015.

•                  On June 9, 2015, we purchased from HPT, for $45.0 million, five travel centers that we previously leased from HPT under the Prior Lease. Our annual rent decreased by $3.9 million as a result of our completion of the purchase of these properties.

•                  On June 16, 2015, HPT purchased from us, for $24.4 million, one travel center we owned and certain assets we owned at another travel center that we lease from HPT under one of the Leases and HPT leased back the travel center and assets to us under two of the Leases. Our annual rent increased by $2.1 million as a result of the sale and leaseback of the travel center and assets completed on June 16, 2015.

•      On June 23, 2015, HPT purchased from us, for $20.1 million, one travel center we owned and certain assets we owned at another travel center that we lease from HPT under one of the Leases and HPT leased back the travel center and assets to us under two of the Leases. Our annual rent increased by $1.7 million as a result of the sale and leaseback of the travel center and assets completed on June 23, 2015.

As of June 23, 2015, after giving effect to the above referenced transactions completed through that date, we leased a total of 151 properties from HPT under the Leases.

Additional sales contemplated by the Transaction Agreement of two other properties and the assets at one other property for $51.5 million are expected to close no later than December 31, 2015.  Our annual rent will increase by an additional $4.4 million (for a combined net increase of $20.2 million after giving effect to and assuming completion of all the applicable transactions contemplated by the Transaction Agreement, excluding the five properties we agreed to sell upon completion of their development) upon the completion of the sale and lease back of these remaining properties and assets.

The pro forma financial statements included herein include adjustments related to our purchase of assets and our sale and lease back of assets on June 9, 2015, June 16, 2015, and June 23, 2015, as well as the additional sale and lease back of two properties and the assets at one other property for $51.5 million that are expected to occur prior to December 31, 2015, as described above. The pro forma financial statements reflect the amendments to the terms of our leases with HPT.

The adjustments to the pro forma condensed consolidated balance sheet as of March 31, 2015, assume that these transactions occurred on that date. The adjustments to the pro forma condensed consolidated statements of income for the three months ended March 31, 2015, and for the year ended December 31, 2014, assume that these transactions occurred on January 1, 2014. The pro forma financial statements are primarily based on, and should be read in conjunction with our audited consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2014, which we refer to as our Annual Report, and our unaudited condensed consolidated financial statements and accompanying notes included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which we refer to as our Quarterly Report.

The historical consolidated financial information of TA has been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the transactions, (2) factually supportable, and (3) expected to have a continuing impact on the results of operations. The pro forma financial statements should be read in conjunction with the accompanying notes.

Travel Centers of America LLC

Pro Forma Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	March 31, 2015 (as reported)	Transaction adjustments	Note	March 31, 2015 pro forma
Assets
Current assets:
Cash and cash equivalents	$218,151	$234,340	2(a)	$452,491
Accounts receivable (less allowance for doubtful accounts of $1,210 as of March 31, 2015)	119,977	—		119,977
Inventories	172,139	—		172,139
Other current assets	66,700	—		66,700
Total current assets	576,967	234,340		811,307

Property and equipment, net	814,605	(191,945)	2(b)	622,660
Goodwill and intangible assets, net	57,234	—		57,234
Other noncurrent assets	42,758	—		42,758
Total assets	$1,491,564	$42,395		$1,533,959

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$142,513	$—		$142,513
Current HPT Leases liabilities	31,785	7,093	2(d)	38,878
Other current liabilities	132,991	—		132,991
Total current liabilities	307,289	7,093		314,382

Noncurrent HPT Leases liabilities	330,290	(84,777)	2(c)	245,513
Deferred gain	—	131,355	2(d)	131,355
Long term debt	230,000	—		230,000
Other noncurrent liabilities	88,668	(877)	2(e)	83,746
		(4,045)	2(f)
Total liabilities	956,247	48,749		1,004,996

Total shareholders’ equity	535,317	(6,354)	2(f)	528,963
Total liabilities and shareholders’ equity	$1,491,564	$42,395		$1,533,959

Travel Centers of America LLC

Pro Forma Condensed Consolidated Statements of Income (Unaudited)

Three Months Ended March 31, 2015

(in thousands, except per share data)

	As reported	Transaction adjustments	Note	Pro forma
Revenues:
Fuel	$1,003,167	$—		$1,003,167
Nonfuel	401,510	—		401,510
Rent and royalties from franchisees	3,024	—		3,024
Total revenues	1,407,701	—		1,407,701

Cost of goods sold (excluding depreciation):
Fuel	890,780	—		890,780
Nonfuel	178,422	—		178,422
Total cost of goods sold	1,069,202	—		1,069,202

Operating expenses:
Site level operating	205,584	—		205,584
Selling, general & administrative	27,616	—		27,616
Real estate rent	55,604	5,970	2(g)	61,574
Depreciation and amortization	17,525	(2,623)	2(h)	14,902
Total operating expenses	306,329	3,347		309,676

Income from operations	32,170	(3,347)		28,823

Acquisition costs	414	—		414
Interest expense, net	6,332	(1,452)	2(g)	4,880
Income before income taxes and income from equity investees	25,424	(1,895)		23,529
Provision for income taxes	(10,486)	737	2(i)	(9,749)
Income from equity investees	791			791
Net income	$15,729	$(1,158)		$14,571

Net income per common share:
Basic and diluted	$0.41	$(0.03)		$0.38

Travel Centers of America LLC

Pro Forma Condensed Consolidated Statements of Income (Unaudited)

Year Ended December 31, 2014

(in thousands, except per share data)

	As reported	Transaction adjustments	Note	Pro forma
Revenues:
Fuel	$6,149,449	$—		$6,149,449
Nonfuel	1,616,802	—		1,616,802
Rent and royalties from franchisees	12,382	—		12,382
Total revenues	7,778,633	—		7,778,633

Cost of goods sold (excluding depreciation):
Fuel	5,720,949	—		5,720,949
Nonfuel	738,871	—		738,871
Total cost of goods sold	6,459,820	—		6,459,820

Operating expenses:
Site level operating	815,611	—		815,611
Selling, general & administrative	106,823	—		106,823
Real estate rent	217,155	23,883	2(g)	241,038
Depreciation and amortization	65,584	(10,593)	2(h)	54,991
Total operating expenses	1,205,173	13,290		1,218,463

Income from operations	113,640	(13,290)		100,350

Acquisition costs	1,160	—		1,160
Interest expense, net	16,712	(5,887)	2(g)	10,825
Income before income taxes and income from equity investees	95,768	(7,403)		88,365
Provision for income taxes	(38,023)	2,880	2(i)	(35,143)
Income from equity investees	3,224			3,224
Net income	$60,969	$(4,523)		$56,446

Net income per common share:
Basic and diluted	$1.62	$(0.12)		$1.50

TravelCenters of America LLC

Notes to Condensed Consolidated Pro Forma Financial Statements (Unaudited)

(In thousands except for per share data, unless indicated otherwise)

Note 1.         Basis of Presentation

The condensed consolidated pro forma financial statements were derived from historical financial statements prepared in accordance with U.S. generally accepted accounting principles, and should be read in conjunction with our Annual Report and Quarterly Report. The pro forma financial statements are presented for informational purposes only and are not necessarily indicative of what our results of operations actually would have been had the transaction been completed as of the dates indicated. In addition, the pro forma financial statements do not purport to project our future operating results. The accompanying pro forma financial statements do not reflect adjustments related to the expected sale and lease back of the five properties we expect to sell to HPT after we have completed the construction of travel centers at those properties.

Note 2. Pro Forma Transaction Adjustments

The condensed consolidated pro forma financial statements were prepared based on our historical consolidated financial statements and include adjustments for our purchase of assets and our sale and lease back of assets on June 9, 2015, June 16, 2015, and June 23, 2015, as well as the additional sale and lease back of assets expected to occur prior to December 31, 2015.

The historical consolidated financial information of TA has been adjusted in the pro forma financial statements to give effect to events that are (1) directly attributable to the transactions, (2) factually supportable, and (3) expected to have a continuing impact on the results of operations. The pro forma statements of income do not reflect the one time transaction related expense adjustment described in note (f) below.

Pro Forma Balance Sheet Adjustments

(a)                                 Cash

Adjustments to cash totaling $234,340 are comprised of proceeds from the sale to HPT of 14 travel centers and certain assets at 11 leased properties for $279,382, less the payment of $45,042 for the purchase of travel centers from HPT. The pro forma statements of income do not assume investment income related to the net increase in cash from the transactions.

(b)                                 Property and equipment, net

Adjustments to property and equipment, net totaling $191,945 are to remove assets related to the sale of 14 travel centers and certain assets at 11 other travel centers to HPT for $142,785 as well as to remove $49,160 of assets related to travel centers that previously did not qualify for sale leaseback accounting under the Prior Lease but do so qualify under the Leases.

(c)                                  Sale leaseback financing obligation

Adjustments to noncurrent HPT Leases liabilities totaling $84,777 consisted of the following:

Elimination of sale leaseback financing obligation liability related to the purchase of five formerly subleased properties	$(34,643)
Elimination of sale leaseback financing obligation liability related to the properties that now qualify for sale leaseback accounting but were not purchased or sold in the transactions	(50,134)
$(84,777)

(d)                                 Deferred gain

In conjunction with the sale of 14 travel centers and certain assets at 11 other travel centers, and properties that now qualify for sale leaseback accounting, we recognized or will recognize after giving effect to and assuming completion of all the applicable transactions contemplated by the Transaction Agreement, an aggregate deferred gain of $138,448 which is to be amortized as a reduction to rent expense over the term of the respective leases on a straight line basis.

The deferred gain is comprised as follows:

Sale of 14 travel centers and certain assets at 11 other travel centers	$137,474
Properties that now qualify for sale leaseback accounting	974
Total deferred gain	138,448
Less: current portion of deferred gain	(7,093)
Long term deferred gain	$131,355

(e)                                  Asset retirement obligation

The adjustment to other noncurrent liabilities relates to the removal of asset retirement obligations related to assets sold to HPT totaling $877.

(f)                                   Loss on extinguishment of debt

The purchase of five properties that we formerly leased from HPT and subleased to franchisees resulted in a loss on extinguishment of debt of $10,399 because the lease of these properties had been accounted for as a financing and the purchase prices paid for the properties exceeded the unamortized balance of the sale leaseback financing obligation. The $4,045 tax effect of this loss is reflected as a reduction in other noncurrent liabilities, while the after tax impact is reflected as a reduction to shareholders’ equity. This loss on extinguishment of debt is not reflected in the pro forma statements of income because it is non-recurring.

Pro Forma Statements of Income Adjustments

(g)                                  Real estate rent

The increase in our base rent payable to HPT as a result of the sale and lease back and purchase transactions described above is calculated as follows:

Proceeds from the sales of 14 travel centers and certain assets at 11 properties	$279,382
Less: Purchase price of 5 travel centers	(45,042)
Net proceeds from transaction	234,340
Rent increase rate	8.6%
Net increase in base rent	$20,153

Adjustments to real estate rent expense consisted of the following:

	Three months ended March 31, 2015	Year ended December 31, 2014
Increase in base rent due to sales and lease back and purchase transactions	$5,038	$20,153
Add: HPT rent previously classified as interest expense	1,452	5,887
Add: HPT rent previously charged against the sale leaseback financing obligation	636	2,380
Pro forma increase in real estate rent	7,126	28,420
Less: Amortization of deferred gain	(2,365)	(9,458)
Add: Amortization of other existing deferred rent credits over longer amended lease terms	1,209	4,921
Net adjustment to real estate rent expense	$5,970	$23,883

(h)                                 Depreciation and amortization

Adjustments to depreciation and amortization expense in the pro forma statements of income consisted of the following:

	Three months ended March 31, 2015	Year ended December 31, 2014
Adjustment to remove depreciation expense related to the assets sold to HPT	$(2,211)	$(9,009)
Adjustment to remove depreciation expense related to properties that now qualify for sale leaseback accounting	(412)	(1,584)
	$(2,623)	$(10,593)

(i)                                     Provision for income taxes

The pro forma transaction adjustments have been tax affected at a blended statutory federal and state income tax rate of 38.9%.